EXHIBIT 99.4

STOCK ACQUISITION AGREEMENT

AMONG

RAM TRADING, LTD.

LANCER OFFSHORE, INC.

AND

LANCER PARTNERS, L.P.

DATED AS OF DECEMBER 16, 2003

i

ii

iii

STOCK ACQUISITION AGREEMENT

This Stock Acquisition Agreement (this “Agreement”), dated as of December 16, 2003, is entered into by and among RAM Trading, Ltd., a Cayman Islands exempt company (“Purchaser”), Lancer Offshore, Inc., a British Virgin Islands company (“Lancer Offshore”), and Lancer Partners, L.P., a Connecticut limited partnership (“Lancer Partners”).

WITNESSETH:

WHEREAS, certain capitalized terms used in this Agreement are defined in Article 1 hereto;

WHEREAS, Lancer Offshore holds of record and beneficially (within the meaning of Securities and Exchange Commission (the “SEC”) Rule 13d-3) 15,347,672 shares of Continental Southern Resources, Inc. (“CSR”) common stock and 103,500.07 shares of CSR’s Series B preferred stock, and Lancer Partners holds of record and beneficially 750,000 shares of CSR’s common stock;

WHEREAS, Lancer Offshore desires to sell 13,347,672 shares of CSR common stock represented by stock certificate No. 0354  and 103,500.07 shares of CSR’s Series B preferred stock represented by stock certificate No. B-8, representing 24,642.87 shares of CSR’s Series B preferred stock, and stock certificate No. B-010, representing 78,857.2 shares of CSR’s Series B preferred stock, and Lancer Partners desires to sell 750,000 shares of CSR common stock represented by stock certificate No. 0355, representing 416,666 shares of CSR common stock, and stock certificate No. 0356, representing 333,334 shares of CSR common stock (collectively, the “Shares”), to Purchaser, and Purchaser desires to acquire from Lancer Offshore and Lancer Partners (Lancer Offshore and Lancer Partners are collectively referred to as “Sellers” and each as, a “Seller”)), all of each Seller’s right, title and interest in and to the Shares held as of the execution and delivery of this Agreement;

WHEREAS, pursuant to an order issued by the United States District Court for the Southern District of Florida (the “U.S. District Court”) Docket No. 03-CV-80612, Marty Steinberg, Esq. was appointed the receiver (the “Receiver”) of the assets of Lancer Offshore;

WHEREAS, Lancer Partners is a debtor-in-possession in a case (the “Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Section 101, et seq. (the “Bankruptcy Code”) pending before the United States Bankruptcy Court for the District of Connecticut, Case No. 03-50492 (AHWS) (the “U.S. Bankruptcy Court”);

WHEREAS, pursuant to an order entered by the U.S. Bankruptcy Court, the Receiver was appointed the representative for the administration and management of Lancer Partners by virtue of his appointment by the U.S. District Court as receiver of Lancer Management Group II, LLC, the general partner of Lancer Partners;

WHEREAS, Sellers intend to seek an order of the U.S. Bankruptcy Court approving this Agreement and authorizing Sellers to consummate the transactions contemplated hereby in accordance with Section 363 of the Bankruptcy Code;

WHEREAS, Sellers intend to seek an order of the U.S. District Court authorizing Sellers to consummate the transactions contemplated hereby; and

WHEREAS, in contemplation of the transactions contemplated hereby, Purchaser and Lancer Offshore entered into a non-binding letter agreement dated as of December 8, 2003 (the “Letter Agreement”), pursuant to which Purchaser wired One Hundred Thousand Dollars ($100,000) to Lancer Offshore (the “Legal Fee Advance”) to be used by Sellers solely to cover their legal fees in connection with the execution and delivery of this Agreement, and obtaining the approval of the U.S. District Court and the U.S. Bankruptcy Court to the transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.  Certain Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Action” means any action, suit, proceeding, investigation, lawsuit or appeal therefrom, whether civil or criminal, administrative or otherwise, by or before any Governmental Authority or any arbitral or alternative dispute resolution proceeding.

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Bankruptcy Order” means an order or orders of the U.S. Bankruptcy Court with respect to Sellers in form and substance satisfactory to Purchaser and Sellers (A) authorizing, among other things, (i) the execution and delivery of this Agreement, (ii) the sale by Lancer Partners of the Lancer Partners Shares to Purchaser in accordance with the terms and conditions of this Agreement and the execution of related stock powers, (iii) the vesting in Purchaser of title to the Lancer Partners Shares, pursuant to Section 363 of the Bankruptcy Code, free and clear of all Claims and interests, and (iv) the insulation of the Receiver, in all respects, from any and all Liability or Losses arising in connection with this Agreement, any of the Collateral Agreements to which Lancer Partners is a party, the consummation of the transactions Lancer Partners contemplated hereby and thereby and otherwise in connection with the purchase and sale of the Shares and (B) acknowledging that Purchaser is simultaneously purchasing the Lancer Offshore Shares, that provides that any rights and claims of Lancer Partners to the Lancer Offshore Shares is limited to the proceeds of the sale of the Lancer Offshore Shares, and that further provides that Lancer Partners shall have no claims as against Purchaser with respect to the Lancer Offshore Shares or its purchase thereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Miami, Florida.

“Cases” means matters pending before the U.S. Bankruptcy Court and the U.S. District Court.

“Claim” means any Action or other claim as defined in Section 101(5) of the Bankruptcy Code.

“Collateral Agreements” means the Escrow Agreement and all transfer documents to be delivered at Closing.

“Consent” means any consent, waiver, approval, permission, agreement, notification, order, permit, license, filing, or certification.

“Contract” means any agreement, contract, obligation, promise, instrument, understanding or indenture that is legally binding.

“District Court Order” means an order or orders of the U.S. District Court in form and substance satisfactory to Purchaser and Sellers (A) authorizing, among other things, (i) the execution and delivery by Lancer Offshore of this Agreement, (ii) the sale by Lancer Offshore of the Lancer Offshore Shares to Purchaser in accordance with the terms and conditions of this Agreement and the execution of related stock powers, (iii) the vesting in Purchaser of title to the Lancer Offshore Shares, free and clear of all Claims and interests, and (iv) the insulation of the Receiver, in all respects, from any and all Liability or Losses arising in connection with this Agreement, any of the Collateral Agreements to which Lancer Offshore is a party, the consummation of the transactions Lancer Offshore contemplated hereby and thereby and otherwise in connection with the purchase and sale of the Shares and (B) acknowledging that Purchaser is simultaneously purchasing the Lancer Partners Shares, that provides that any rights and claims of Lancer Offshore to the Lancer Partners Shares is limited to the proceeds of the sale of the Lancer Partners Shares, and that further provides that Lancer Offshore shall have no claims as against Purchaser with respect to the Lancer Partners Shares or its purchase thereof.

“Encumbrance” means any lien, charge, adverse claim, encumbrance, pledge, security interest or Claim whether voluntarily incurred or arising by operation of Law or otherwise or any restrictions on transfer imposed by state or federal securities laws.

“Final Order” means an order or determination by the U.S. Bankruptcy Court or U.S. District Court, as applicable, (a) that has not been reversed, stayed, enjoined, set aside, annulled or suspended within the deadlines provided by applicable statutes or regulations, (b) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or other judicial petition for review or certiorari has been filed and is pending, and (c) as to which all deadlines for filing any such request, motion, petition, application, appeal or notice have expired.

“Governmental Authority” means any government, any governmental entity, commission, agency or instrumentality, and any court, tribunal, or judicial body, in each case, whether federal, state, local or foreign.

“Governmental Order” means any order, judgment, injunction, decree, ruling or award entered by or with any Governmental Authority.

“Lancer Entities” means (i) each Seller; (ii) Omnifund, Ltd., a British Virgin Islands international business company; (iii) LSPV, Inc., a British Virgin Islands international business company; (iv) LSPV, LLC, a Delaware limited liability company; (v) Lancer Management Group, LLC, a Connecticut limited liability company; (vi) Lancer Management Group II, LLC, a Connecticut limited liability company; (vii) G.H. Associates, LLC, a New York limited liability company, and (viii) Alpha Omega Group, Inc., a Delaware corporation.

“Lancer Offshore Shares” means that number of Shares being sold by Lancer Offshore to Purchaser hereunder.

“Lancer Partners Shares” means that number of Shares being sold by Lancer Partners to Purchaser hereunder.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation or rule.

“Liabilities” means any liability, indebtedness or obligation of or by any Person of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured).

“Loss” or “Losses” of a Person means any and all costs, losses, Liabilities, obligations, damages, Claims, settlements and expenses (including reasonable fees and expenses of attorneys, accountants and experts incurred in the defense or settlement of any of the foregoing) suffered or incurred by such Person.

“Outside Closing Date” shall mean February 15, 2004; provided, however, that if the Bankruptcy Order and the District Court Order have been entered on or before February 14, 2004 and the Bankruptcy Order is a Final Order that is no longer subject to any appeal, but the District Court Order is not a Final Order that is no longer subject to any appeal, then the Outside Closing Date shall be the earlier of (i) March 14, 2004 and (ii) five business days after the District Court Order becomes a Final Order that is no longer subject to any appeal.

“Person” means (a) any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, trust or other organization and (b) any Governmental Authority.

“Private Placement” means the private placement of certain shares of newly-issued common stock of CSR for an aggregate purchase price of approximately $30 million to $35 million contemplated by that certain letter agreement, dated October 20, 2003 between CSR and Sanders Morris Harris, as exclusive placement agent.

“Purchaser Expenses” means Purchaser’s out-of-pocket expenses (including financial advisor’s, accountants’ or attorney’s fees and expenses and filing fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

“Remaining Shares” means the 2,000,000 shares of common stock of CSR held by Lancer Offshore that are not being sold to Purchaser pursuant to this Agreement or otherwise.

“Seller Expenses” means Sellers’ out-of-pocket expenses (including financial advisor’s, accountants’ or attorney’s fees and expenses and filing fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

Section 1.02.  Other Defined Terms.

The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Agreement	Preamble
Bankruptcy Code	Recitals
Cases	Recitals
Closing	6.01
Closing Date	6.01
Closing Payment	2.02
CSR	Recitals
Purchase Price	2.02
Purchaser	Preamble
Purchaser Parties	8.01
SEC	Recitals
Seller or Sellers	Preamble
Shares	Recitals
U.S. Bankruptcy Court	Recitals
U.S. District Court	Recitals

Section 1.03.  Construction.

(a)                                  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)                                 The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

ARTICLE II

PURCHASE AND SALE

Section 2.01.  Purchase and Sale of the Shares.

(a)                                  Upon the terms and subject to the conditions contained herein, and subject in all respects to the express terms and conditions of the Bankruptcy Order and the District Court Order, at the Closing, Sellers shall sell to Purchaser, and Purchaser shall acquire and accept, all of each Seller’s right, title and interest in and to the Shares.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, the parties expressly acknowledge and agree that Sellers shall retain all of its assets, properties and rights other than the Shares, including, with respect to Lancer Offshore, the Remaining Shares.

Section 2.02.  Purchase Price.  Subject to the offset provided in Section 2.03, in consideration of the sale by Sellers of the Shares, Purchaser shall pay to the Sellers an aggregate of $5,280,948  (the “Purchase Price”).  The Purchase Price shall be payable as follows: (a) $400,000 shall be deposited by Purchaser into an escrow account immediately upon the execution and delivery of this Agreement and the Escrow Agreement as an earnest money deposit (the “Deposit”), which Deposit shall be released from the Escrow Account and applied to the Purchase Price at the Closing and (b) $4,880,948 (the “Closing Payment”), less the greater of (i) $50,000 and (ii) the unused portion of the Legal Fee Advance as of the Closing Date, as provided in Section 2.03, shall be paid by Purchaser to Sellers. The Closing Payment shall be payable at the Closing to Sellers by wire transfer of immediately available funds.  As between Sellers, Sellers shall allocate all amounts received under this Agreement on a per share basis, based on the total number of Shares sold, without regard to the class of such Shares sold.

Section 2.03.  Offset to Purchase Price.  As a credit for the Legal Fee Advance paid by Purchaser to Lancer Offshore upon execution of the Letter Agreement, the Closing Payment payable by Purchaser to Sellers at the Closing shall be reduced by the greater of (i) $50,000 and (ii) the portion of the Legal Fee Advance not used as of the Closing Date.

Section 2.04.  Delivery of Shares.  At the Closing, and subject in all respects to the express terms and conditions of the Bankruptcy Order and the District Court Order, Sellers shall deliver to Purchaser stock certificates representing the Shares, duly endorsed in blank or accompanied by duly endorsed stock transfer powers and with all requisite transfer tax stamps attached (which such transfer tax stamps, if required, shall be payable by Purchaser).

Section 2.05.  Earnest Money Escrow.   Upon the execution of this Agreement, Purchaser, Sellers and Hunton & Williams LLP (the “Escrow Agent”), shall enter into the Escrow Agreement in the form attached hereto as Exhibit A providing for the establishment of an escrow account (the “Escrow Account”) and Purchaser shall deposit into the Escrow Account so established the Deposit, which shall be held and subsequently disbursed in accordance with this Agreement and the terms, conditions and provisions of the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each of the Sellers jointly and severally hereby represents and warrants to Purchaser as follows:

Section 3.01.  Authorization and Effect of Agreement.  Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and any of the Collateral Agreement being executed and delivered by any of the Sellers on the date hereof.  Each of the Sellers has the authority to seek U.S. Bankruptcy Court and U.S. District Court approval of the consummation of the transactions contemplated by this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and the Bankruptcy Order and the District Court Order.

Section 3.02.  Title to Shares.  Upon entry of the Bankruptcy Order and the District Court Order, at the Closing, Sellers shall transfer to Purchaser all of their right, title and interest in and to the Shares.

Section 3.03.  Brokers.  With the exception of DDJ Capital Management, LLC (the expenses of which shall be the sole responsibility of Sellers), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of the Sellers.

Section 3.04.  Limitation.  No representations and warranties, other than the representations and warranties expressly set forth in this Article III, are made by the Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each of the Sellers that:

Section 4.01.  Organization and Authority of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands.  Purchaser has the requisite corporate power and authority to execute and to deliver this Agreement and the Collateral Agreements to which it is or will be a party and, in the event the Bankruptcy Order is entered by the U.S. Bankruptcy Court and the District Court Order is entered by the U.S. District Court, to perform its obligations hereunder and under such Collateral Agreements.  The execution and delivery of this Agreement and the Collateral Agreements to which it is or will be a party and, in the event the Bankruptcy Order is entered by the U.S. Bankruptcy Court and the District Court Order is entered by the U.S. District Court, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby, have been duly authorized by its Board of Directors.  No shareholder approval or other corporate action on the part of Purchaser is necessary to authorize the execution and delivery of this Agreement or the Collateral Agreements or to consummate the transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity.  Each of the Collateral Agreements, when executed and delivered by Purchaser at Closing, shall constitute a valid binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity.

Section 4.02.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.03.  Restrictions of Shares.  Purchaser represents and warrants to Sellers that:

(i)                                     it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Act”);

(ii)                                  it has sufficient knowledge and experience in investing in companies similar to CSR so as to be able to evaluate the risks and merits of its investment and it is able financially to bear the risks thereof;

(iii)                               it and its advisors have been afforded (a) full access to all books, records, financial statements, appraisals, agreements and other documents with respect to or of CSR and is assets, liabilities, agreements and business plans; (b) the opportunity to ask questions of representatives of CSR and obtain answers to any questions it may have had with respect to such assets, liabilities, agreements and business plans, and obtain any additional information to the extent CSR possesses such information or could acquire it without unreasonable effort or expense relative to CSR and its assets, liabilities, agreements and business plans, and necessary to verify the accuracy of any books, records, financial statements, appraisals, agreements, documents and other information of CSR; and

(iv)                              it understands that the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration requirements of the Act and Purchaser will not distribute or transfer the Shares in a manner that will violate the Act.

Section 4.04.  Affiliate Status.  Purchaser is not an Affiliate of Michael Lauer or any of the Lancer Entities.

Section 4.05.  Disclosure.  No representation or warranty made by Purchaser, its agents or representatives to either Seller in connection with this Agreement, at any time prior to the Closing, does or will knowingly contain any untrue statement of a material fact and does or will knowingly omit to state any material fact necessary to make any statement therein not misleading.

Section 4.06.  Source of Funds; Solvency.  Purchaser shall use to its own funds and not those of any other Person not affiliated with Purchaser for the payment of the Purchase Price.  Purchaser is not “insolvent” and the consummation of the transactions contemplated hereby will not render it “insolvent.”  The term “insolvent” means the present fair salable value of the assets of Purchaser is less than the amount of the total liabilities.  The term “liabilities” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.  Purchaser has not incurred debts beyond its ability to pay as they mature.  The realization of Purchaser’s current assets in the ordinary course of business will be sufficient to pay Purchaser’s recurring current, short-term debt and long-term debt service as such debts mature.  Immediately after giving effect to the consummation of the transactions contemplated hereby, Purchaser will not be left with “unreasonably small capital” with which to conduct its business or any business in which it is anticipated it will engage.  The capital of Purchaser is not, and after the consummation of the transactions contemplated hereby will not be, impaired.  By executing and delivering this Agreement, any Collateral Agreement, or any other documents contemplated hereby, or by entering into any of the transactions contemplated hereby, Purchaser does not intend to hinder, delay payment to or defraud any Person to whom Purchaser is indebted.  The source of funds used to purchase the Shares are not the proceeds of, or derived from, any criminal activity, and Purchaser has not in respect of the transactions contemplated hereby violated, in any material respect, 18 U.S.C. Section 1956 (Laundering of Monetary Instruments) or Section 1957 (Engaging in Monetary Transactions and Property Derived from Specified Unlawful Activities).

Section 4.07.  Limitation.  No representations and warranties, other than the representations and warranties expressly set forth in this Article IV, are made by Purchaser.

ARTICLE V

COVENANTS

Section 5.01.  Further Assurances.  From time to time, as and when requested by any party, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate and make effective the actions contemplated hereby.

Section 5.02.  Confidentiality; Publicity.  The parties shall keep the transaction contemplated hereby and all non-public information concerning the parties obtained in connection with the transactions contemplated hereby confidential, except (i) as may be required by applicable Law, including, if necessary, the filing of a Schedule 13D or 13G with the SEC, (ii) except in connection with the entry of the Bankruptcy Order and/or the District Court Order and except to the extent deemed necessary or reasonably deemed desirable for inclusion in any pleading filed with the U.S. Bankruptcy Court or the U.S. District Court seeking approval of this Agreement, including, a motion for approval of this Agreement, the Bankruptcy Order and the District Court Order or in connection with any additional offers or bids, and any bidding procedures relating thereto, relating to the purchase and sale of the Shares and (iii) except in connection with the SEC’s, or any other Governmental Authority’s, investigation of Michael Lauer or any of the Lancer Entities or Sellers; provided, however, that the foregoing confidentiality obligation shall not apply to the furnishing of information by Sellers or on Sellers’ behalf to DDJ Capital Management, LLC, legal counsel and accountants on a “need to know” basis, it being understood that such representatives shall be informed of the highly confidential nature of the information and the transactions contemplated hereby and that by receiving such information, they are agreeing to be bound by this Section 5.02; provided, further, that the foregoing confidentiality obligation and any other confidentiality obligations of the parties hereto, including pursuant to the Confidentiality Agreement, dated as of December 8, 2003, among Receiver, CSR, Merritt Litigation Support, Inc. and Purchaser shall not apply to the furnishing of information by Purchaser or on Purchaser’s behalf to CSR, its agents or representatives, it being understood that CSR, such agents and representatives shall be informed of the highly confidential nature of the information and the transactions contemplated hereby and that by receiving such information, they are agreeing to be bound by this Section 5.02.  The parties hereto shall consult with each other and shall mutually agree (the agreement of each party not to be unreasonably withheld or delayed) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required in connection with the Cases or by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations as advised by counsel; provided, however, that each party shall give prior written notice to the other parties of the content and timing of any such press release or other public statement required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.  Any such press release public announcements or other disclosures shall be made in material compliance with all applicable securities laws.

Section 5.03.  Bankruptcy Court Order.

(a)                                  Lancer Partners shall use best efforts to, on an expeditious basis, file with the U.S. Bankruptcy Court a motion or motions, in form and substance reasonably acceptable to Purchaser and Sellers, seeking entry of the Bankruptcy Order (A) approving, among other things, (i) the execution and delivery of this Agreement by Lancer Partners, (ii) the sale by Lancer Partners of the Lancer Partners Shares to Purchaser in accordance with the terms and conditions of this Agreement and the execution of related stock powers, (iii) the vesting in Purchaser of title to the Lancer Partners Shares, pursuant to Section 363 of the Bankruptcy Code, free and clear of all Claims and interests, (iv) the requirement that additional offers or bids be made for the purchase and sale of the Lancer Partners Shares upon identical terms, conditions and provisions contained in this Agreement, except for a higher purchase price, and (v) the insulation of the Receiver, in all respects, from any and all Liability or Losses arising in connection with this Agreement, any of the Collateral Agreements to which Lancer Partners is a party, the consummation of the transactions contemplated hereby and thereby and otherwise in connection with the purchase and sale of the Lancer Partners Shares and (B) acknowledging that Purchaser is simultaneously purchasing the Lancer Offshore Shares, that provides that any rights and claims of Lancer Partners to the Lancer Offshore Shares is limited to the proceeds of the sale of the Lancer Offshore Shares, and that further provides that Lancer Partners shall have no claims as against Purchaser with respect to the Lancer Offshore Shares or its purchase thereof.

(b)                                 Prior to entry of the Bankruptcy Order, Sellers shall accurately inform the U.S. Bankruptcy Court of all material facts of which they are aware relating to this Agreement and the transactions contemplated hereby.  In complying with this Section 5.03(b), Sellers shall not be constrained in any manner by the confidentiality restrictions set forth in Section 5.02 hereof.  Purchaser and Sellers agree to use their reasonable commercial efforts to cause the U.S. Bankruptcy Court to enter the Bankruptcy Order on an expeditious basis.

(c)                                  If a Bankruptcy Order or any other orders of the U.S. Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), each Seller agrees to use reasonable best efforts to defend against such appeal, petition or motion and to obtain an expedited resolution of such appeal, and Purchaser agrees to cooperate reasonably in such efforts; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Bankruptcy Order shall have been entered and has not been stayed and Purchaser, in its sole discretion, waives in writing the requirement that the Bankruptcy Order be a Final Order.

(d)                                 Sellers shall consult with Purchaser at Purchaser’s request concerning the status of the Bankruptcy Order and the Bankruptcy Case.  Sellers further covenant and agree that the terms of any plan of reorganization submitted by any Seller to the U.S. Bankruptcy Court for confirmation shall not conflict with the terms of this Agreement and the rights of Purchaser hereunder, or prevent, interfere or delay in any material respect with the consummation or performance of the transactions contemplated by this Agreement including any transaction that is contemplated by or approved pursuant to the Bankruptcy Order.

Section 5.04.  District Court Order.

(a)                                  Lancer Offshore shall use best efforts to, on an expeditious basis, file a motion or motions with the U.S. District Court seeking entry of the District Court Order (A) approving, among other things, (i) the execution and delivery of this Agreement by Lancer Offshore, (ii) the sale by Lancer Offshore of the Lancer Offshore Shares to Purchaser in accordance with the terms and conditions of this Agreement and the execution of related stock powers, (iii) the vesting in Purchaser of title to the Shares, free and clear of all Claims and interests, and (iv) the insulation of the Receiver, in all respects, from any and all Liability or Losses arising in connection with this Agreement, any of the Collateral Agreements to which Lancer Offshore is a party, the consummation of the transactions contemplated hereby and thereby and otherwise in connection with the purchase and sale of the Lancer Offshore Shares and (B) acknowledging that Purchaser is simultaneously purchasing the Lancer Partners Shares, that provides that any rights and claims of Lancer Offshore to the Lancer Partners Shares is limited to the proceeds of the sale of the Lancer Partners Shares, and that further provides that Lancer Offshore shall have no claims as against Purchaser with respect to the Lancer Partners Shares or its purchase thereof.

(b)                                 Prior to entry of the District Court Order, Sellers shall accurately inform the U.S. District Court of all material facts of which they are aware relating to this Agreement and the transactions contemplated hereby.  In complying with this Section 5.03(b), Sellers shall not be constrained in any manner by the confidentiality restrictions set forth in Section 5.02 hereof.  Purchaser and Sellers agree to use their reasonable best efforts to cause the U.S. District Court to enter the District Court Order on an expeditious basis.

(c)                                  If the District Court Order or any other orders of the U.S. District Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), each of the Sellers agrees to use reasonable best efforts to defend against such appeal, petition or motion and to obtain an expedited resolution of such appeal, and Purchaser agrees to cooperate reasonably in such efforts; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the District Court Order shall have been entered and has not been stayed and Purchaser, in its sole discretion, waives in writing the requirement that the District Court Order be a Final Order.

(d)                                 Sellers shall consult with Purchaser at Purchaser’s request concerning the status of the District Court Order.

Section 5.05.  Certain Seller Expenses.  Between the date of the Letter Agreement and the date hereof each of the Sellers has, and from the date of this Agreement, each of the Sellers will, use the Legal Fee Advance for the sole purpose of covering legal fees incurred by Sellers in connection with the drafting, negotiation, execution and delivery of this Agreement, the Collateral Agreements, and the consummation of the transactions contemplated hereby, and its obtaining approval of this Agreement and the transactions contemplated hereby by the U.S. Bankruptcy Court and the U.S. District Court.

Section 5.06.  Lancer Offshore Lock-Up.  Prior to the Closing, Lancer Offshore will agree to substantially similar lock-up provisions and restrictions, regarding the Remaining Shares, that are agreed to by other existing holders of greater than 500,000 shares of common stock of CSR in connection with the Private Placement (the “Lock-Up Restrictions”); provided, that any such Lock-Up Restrictions imposed upon Lancer Offshore shall expire no later than 12 months following the closing of such Private Placement, and provided further, that, any such Lock-Up Restrictions imposed upon Lancer Offshore shall be waived to the fullest extent also waived from time to time for any such holder of CSR’s common stock.

Section 5.07.  Restrictions on Transfers.                  Between the date hereof and the earlier of (i) any termination of this Agreement pursuant to Section 7.02 hereof and (ii) the Closing Date, neither of the Sellers shall sell, transfer, convey, pledge or otherwise dispose of any right, title or interest in and to the Shares to any Person other than Purchaser, nor shall either of the Sellers contract to do any of the foregoing; provided, however, that Sellers shall not be subject to the transfer restrictions contained in this Section 5.07 in the event that the U.S. Bankruptcy Court or the U.S. District Court approves the assignment, sale, transfer, conveyance or other disposition (whether in one or a series of transactions) of any of the Shares or the rights of either of the Sellers in respect thereof to a Person (or group of Persons) other than Purchaser or an Affiliate of Purchaser.

ARTICLE VI

CLOSING

Section 6.01.  Closing.  Subject to the terms and conditions of this Agreement, the acquisition of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held commencing at 10:00 a.m., Eastern time, no later than the fifth Business Day following the date of satisfaction or waiver of all other conditions to the obligations of the parties set forth in Sections 6.03 and 6.04, at the offices of Hunton & Williams LLP, 1111 Brickell Avenue, 25th Floor, Miami, Florida 33131, or at such other time or on such other date or at such other place as Sellers and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 6.02.  Deliveries at Closing.  At the Closing:

(a)                                  Purchaser shall deliver to Sellers the items described below in clauses (i) through (iii):

(i)                                     the Closing Payment, by wire transfer of immediately available funds to the account or accounts designated by Sellers in a written notice to Purchaser delivered no later than two (2) Business Days prior to the Closing;

(ii)                                  the officer’s certificate referenced in Section 6.03(c); and

(iii)                               all other documents, certificates, instruments or writings set forth in Section 6.03.

(b)                                 Sellers shall deliver to Purchaser the items described in clauses (i) through (iii) below:

(i)                                     the officers’ certificate referenced in Section 6.04(c);

(ii)                                  the stock certificates, stock powers and stock transfer stamps referenced in Section 6.04(e); and

(iii)                               all other documents, certificates, instruments or writings set forth in Section 6.04 or as otherwise may be reasonably requested by Purchaser.

Section 6.03.  Conditions to Obligations of Sellers.  The obligations of Sellers under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Sellers:

(a)                                  The representations and warranties of Purchaser made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and correct in all material respects, in each case when made and as of the Closing Date as if made on and as of that date (other than such representations or warranties that expressly speak only as of a specific date, which need only be true and correct as of such date).

(b)                                 The terms, covenants and conditions to be complied with and performed by Purchaser under this Agreement on or prior to the Closing Date shall have been complied with or performed by Purchaser.

(c)                                  Sellers shall have received a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized officer of Ritchie Capital Management, L.L.C., investment adviser to Purchaser, certifying that the conditions specified in Section 6.03(a) and Section 6.03(b) have been fulfilled and certifying that Purchaser is not bound by nor does Purchaser have knowledge of any Governmental Order in effect restraining, enjoining or otherwise preventing consummation of the transactions contemplated hereby and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(d)                                 Sellers shall have received (i) a true and complete copy, certified by the Secretary or Assistant Secretary of Purchaser, of Purchaser’s certificate of incorporation, bylaws and other constituent documents, and (ii) a certificate of the Secretary or Assistant Secretary of Purchaser certifying the names and signatures of the officers of Purchaser that executed this Agreement and any officers of Purchaser that execute any of the Collateral Agreements to which it is a party and the other documents to be delivered hereunder.

(e)                                  The Bankruptcy Order shall have been entered by the U.S. Bankruptcy Court.

(f)                                    The District Court Order shall have been entered by the U.S. District Court.

(g)                                 There shall not be in effect any Governmental Order restraining, enjoining or otherwise preventing consummation of the transactions contemplated hereby and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(h)                                 If the Private Placement shall have been consummated, Lancer Offshore shall have been granted in connection therewith, certain registration rights with respect to the Remaining Shares to the maximum extent granted to other any purchaser participating in the Private Placement.

(i)                                     All required Consents to the consummation of the transactions contemplated hereby shall have been obtained.

Section 6.04.  Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser, as applicable:

(a)                                  The representations and warranties of Sellers made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and correct in all material respects in each case when made and as of the Closing Date as if made on and as of that date (other than any such representations or warranties that expressly speak only as of a specific date, which need only be true and correct as of such date).

(b)                                 The terms, covenants and conditions to be complied with and performed by each Seller under this Agreement on or prior to the Closing Date shall have been complied with or performed by each Seller.

(c)                                  Purchaser shall have received a certificate dated as of the Closing Date, executed on behalf of each Seller, by an authorized representative thereof, certifying that the conditions specified in Section 6.04(a), Section 6.04(b), Section 6.04(f) and Section 6.04(g) have been fulfilled and certifying that neither Seller is bound by nor does either Seller have knowledge of any Governmental Order in effect restraining, enjoining or otherwise preventing consummation of the transactions contemplated hereby and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(d)                                 Purchaser shall have received (i) copies of each Seller’s certificate of incorporation, bylaws, partnership agreement and other constituent documents in the possession of the Receiver prior to the Closing Date; and (ii) a certificate of the Receiver certifying the name and signature of the Receiver.

(e)                                  Purchaser shall have received certificates representing the Shares, duly endorsed in blank or accompanied by duly endorsed stock transfer powers and with all requisite transfer tax stamps attached.

(f)                                    The Bankruptcy Order shall have been entered by the U.S. Bankruptcy Court and such order shall be in full force and effect and shall be a Final Order that is no longer subject to any appeal.

(g)                                 The District Court Order shall have been entered by the U.S. District Court and such order shall be in full force and effect and shall be a Final Order that is no longer subject to any appeal.

(h)                                 There shall not be in effect any Governmental Order restraining, enjoining or otherwise preventing the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement and no action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the execution and delivery of this Agreement or the transactions contemplated hereby.

(i)                                     Lancer Offshore shall have entered into the Lock-Up Restrictions as contemplated by Section 5.06.

(j)                                     The Private Placement shall have been consummated (it being understood that for purposes of this Section 6.04(j), the Private Placement shall be deemed consummated if it is closed or otherwise consummated in escrow with the sole condition to the release of the proceeds from such Private Placement from escrow being the Closing under this Agreement) and with respect to the Remaining Shares, Lancer Offshore shall have been granted certain registration rights to the extent granted to other purchasers participating in the Private Placement as contemplated in Section 6.03(i).

(k)                                  All required Consents to the consummation of the transactions contemplated hereby shall have been obtained.

ARTICLE VII

TERMINATION

Section 7.01.  [Intentionally omitted.].

Section 7.02.  Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                  by mutual written consent of each of Sellers and Purchaser;

(b)                                 by either of Sellers or Purchaser (provided that such party is not then in material breach of any provisions of this Agreement):

(i)                                     if the U.S. Bankruptcy Court has not entered the Bankruptcy Court Order, in accordance with the terms and conditions contained herein on or prior to the Outside Closing Date;

(ii)                                  if the U.S. District Court has not entered the District Court Order, in accordance with the terms and conditions contained herein on or prior to the Outside Closing Date;

(iii)                               if the U.S. Bankruptcy Court or the U.S. District Court approves the assignment, sale, transfer, conveyance or other disposition (whether in one or a series of transactions) of any of the Shares or the rights of either of the Sellers in respect thereof to a Person (or group of Persons) other than Purchaser or an Affiliate of Purchaser; provided that this right of termination may be exercised upon such approval (and without any requirement to wait for such approval to become final and non-appealable);

(iv)                              if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable commercial efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(v)                                 if the Closing shall not have occurred on or before the Outside Closing Date; or

(c)                                  by Purchaser in the event of any material breach by either of the Sellers of any of their respective agreements, representations or warranties contained herein and the failure of such party to cure such breach within seven days after receipt of notice from Purchaser.

(d)                                 by Sellers in the event of any material breach by Purchaser of any of its agreements, representations or warranties contained herein and the failure of Purchaser to cure such breach within seven days after receipt of notice from Sellers.

Section 7.03.  Procedure and Effect of Termination.  In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 7.02, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and shall be of no further force or effect (subject to the provisions of this Section 7.02 (if applicable)) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein, then:

(a)                                  upon request therefor, each party shall redeliver all documents, work papers and other material of any other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party that furnished the same;

(b)                                 no party hereto shall have any Liability or further obligation to any other party to this Agreement resulting from such termination except that the provisions of Section 5.02 and this Section 7.03 shall remain in full force and effect and for any such Liability as may have accrued at or prior to the time of such termination; and

(c)                                  the Deposit shall be immediately released from the Escrow Account to Purchaser by wire transfer of immediately available funds, plus Sellers shall immediately deliver to Purchaser by wire transfer of immediately available funds any portion of the Legal Fee Advance not used prior to the date of notice of such termination (subject to the provisions of Section 7.01 (if applicable)); provided, however, that such amounts shall not be delivered to Purchaser as provided herein if this Agreement is terminated by Sellers pursuant to Section 7.02(d), or if this Agreement is terminated by Sellers or Purchaser pursuant to Section 7.02(b)(v) and the failure to consummate the transactions contemplated hereby on or prior to the Outside Closing Date is caused by, or the result of, a material breach by Purchaser of any of its representations, warranties, covenants, agreements or obligations contained herein and Sellers notified Purchaser of such breach and Purchaser failed to cure such breach within seven days after receipt of notice from Sellers.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 8.01.  Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter for a period of twelve months from the Closing Date.  If written notice of an asserted Loss has been given prior to the expiration of the applicable representations and warranties by Purchaser or Sellers, as the case may be, then the relevant representations and warranties of the other parties shall survive as to such asserted Loss, until such matter has been finally resolved.  The covenants and agreements of each party in this Agreement and each Collateral Agreement to which it is a party shall survive until fully performed or discharged.

Section 8.02.  Limitation of Liability; No Representations, Warranties or Covenants Made by the Receiver.  Notwithstanding anything contained herein to the contrary, the Receiver shall not have any Liability whatsoever, nor shall the Receiver be otherwise responsible for any Losses of any Person whatsoever, arising pursuant to or in connection with this Agreement or any Collateral Agreement, the consummation of any of the transactions contemplated herein, or otherwise in connection with the purchase and sale of the Shares.  The Receiver has not, will not, and shall not be deemed to have made, any representations, warranties, covenants, agreements or understandings whatsoever, in connection with this Agreement or otherwise.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01.  Expenses.  Except as otherwise expressly provided herein, each party shall pay any and all costs and expenses, including Purchaser Expenses or Seller Expenses, as applicable, incurred by it incident to this Agreement and in preparing to consummate and in consummating the transactions provided for herein.

Section 9.02.  Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Sellers:

Lancer Offshore, Inc.
Lancer Partners, L.P.
c/o Hunton & Williams LLP
1111 Brickell Avenue
25th Floor
Miami, Florida 33131
Attention:	Marty Steinberg/Receiver
Facsimile:	(305) 810-2460

with a copy to:

Hunton & Williams LLP
1111 Brickell Avenue
25th Floor
Miami, FL 33131
Attention:	David E. Wells, Esq
Rafael G. Prohias, Esq.
Facsimile: (305) 810-2460

if to Purchaser:

RAM Trading, Ltd.
c/o UBS Fund Services (Cayman) Ltd.
P.O. Box 852 GT
UBS House, 227 Elgin Avenue
George Town
Grand Cayman, Cayman Islands, British West Indies
Attention: Jason Jackal
Facsimile: (345) 914-4060

with copies to:

RAM Trading, Ltd.
c/o Ritchie Capital Management, L.L.C.
2100 Enterprise Avenue
Geneva, IL 60134
Attention: General Counsel
Facsimile: (630) 232-4407

and

Sidley Austin Brown & Wood LLP
10 S. Dearborn Street
Chicago, IL 60603
Attention: David Sawyier and Michele Ruiz
Facsimile: (312) 853-7036

Section 9.03.  Headings.  The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.04.  Entire Agreement.  This Agreement (including the Collateral Agreements, the exhibits and annexes hereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and except as otherwise expressly provided herein.

Section 9.05.  Assignment.  Neither party may assign any of its rights under this Agreement prior to the Closing without the prior written consent of the other parties.  From and after the Closing Purchaser may assign its rights under this Agreement to any Person.

Section 9.06.  No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07.  Waivers and Amendments.  This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 9.08.  Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without references to choice of law principles.   Any disputes relating to or arising under this Agreement shall be considered proceedings ancillary to the receivership action styled Securities and Exchange Commission v. Lauer et al., Case No. 03-80612-CIV-ZLOCH (the “Receivership Action”), currently pending before the U.S. District Court.  The U.S. District Court presiding over the Receivership Action shall have original and exclusive jurisdiction over any such disputes.  The parties hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement to the exclusive jurisdiction of the U.S. District Court and waives any and all objections to such jurisdiction or venue that it may have under the laws of any state or country, including, without limitation, any argument that jurisdiction, situs and/or venue are inconvenient or otherwise improper.  The parties further agree that process may be served upon it in any manner authorized under the laws of the United States or Florida, and waives any objections that it otherwise have to such process.

Section 9.09.  Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

RAM TRADING, LTD.

By:	/s/ James S. Park
Name: James S. Park
Title: VP Ritchie Capital Management LLC, Investment Advisor to RAM Trading, Ltd.

LANCER OFFSHORE, INC.

By:	/s/ Marty Steinberg
Name:	Marty Steinberg
Title:	Receiver for Lancer Offshore, Inc.

LANCER PARTNERS, L.P.

By: Lancer Management Group II, LLC, its General Partner

By:	/.s/ Marty Steinberg
Name:	Marty Steinberg
Title:	Receiver for Lancer Management Group II, LLC